AMENDMENT NO. 4
TO
INVESTMENT SUB-ADVISORY AGREEMENT

       This AMENDMENT NO. 4 TO INVESTMENT SUB-
ADVISORY
AGREEMENT is dated as of August 17, 2015, by and between THE
VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas
Corporation (the Adviser), and T. ROWE PRICE
ASSOCIATES, INC. (the
Sub-Adviser).

W I T N E S S E T H:

       WHEREAS, the Adviser and VALIC Company I
(the Corporation),
have entered into an Investment Advisory Agreement dated as of January 1,
2002, as amended from time to time (the Advisory
Agreement), pursuant to
which the Adviser has agreed to provide investment management, advisory and administrative services to the Corporation, and pursuant to which the Adviser may delegate one or more of its duties to a sub-adviser pursuant to a written sub-advisory agreement; and

       WHEREAS, the Adviser and the Sub-Adviser are parties to an
Investment Sub-Advisory Agreement dated August 29,
2001, as amended from
time to time (the Sub-Advisory Agreement), pursuant to which the Sub-
Adviser furnishes investment advisory services to certain series (the Funds) of the Corporation, as listed on Schedule A of the Sub-Advisory Agreement;

       WHEREAS, the parties desire to amend the Sub-Advisory Agreement to reflect an additional breakpoint to the sub-advisory fee rate payable to the Sub-Adviser with respect to the Health Sciences
Fund.

       NOW, THEREFORE, in consideration of the
mutual covenants herein
set forth, the parties hereto agree as follows:

1.	Schedule A Amendment. Schedule A shall be
replaced in its
entirety with the schedule attached to this Amendment. This Schedule
A supersedes all prior Schedules A, including any and all fee waiver agreements.

2.	Counterparts.	This Amendment may be
executed in two or
more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.	Except as expressly
supplemented,
amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Sub-
Advisory Agreement shall
remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not
defined herein
shall have the meanings assigned to them in the Sub-Advisory
Agreement.

       IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY	T.
ROWE PRICE ASSOCIATES, INC.

By:	 /s/ Eric Levy
	By:
	/s/ Savonne Ferguson
Name:	 Eric Levy
	Name:
	Savonne Ferguson
Title:	 Executive Vice President
		Title:
	Vice President












SCHEDULE A
COVERED FUNDS
(Effective August 17, 2015)


SUB-ADVISER shall manage all or a portion of the assets of the following Funds and shall be compensated on such assets as follows:

Annual Fee
(based on average daily net asset value for each month and payable monthly)


Blue Chip Growth Fund					0.40%
on the first $250 million
							0.375%
on the next $250 million
							0.35%
on assets above $500 million


Health Sciences Fund*
	Assets
up to $750 million:
       0.60%
on the first $500
million
							0.55%
thereafter

							When
assets exceed $750 million:
							0.50%
on all assets


Science & Technology Fund				0.60%
on the first $500 million
							0.55%
thereafter


Small Cap Fund						0.60%
on the first $500 million
							0.55%
thereafter

*For Health Sciences Fund, the Sub-Adviser will provide the Adviser a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat 0.50% fee schedule once assets reach
$750 million.  The credit will
apply at asset levels between approximately $636 million and $750 million.
To accommodate circumstances where the Health
Sciences Funds assets fall
beneath $750 million, and to prevent a decline in the Funds assets from causing an increase in the absolute dollar fee, the Sub-
Adviser will provide a transitional
credit to cushion the impact of reverting to the original tiered fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed
$750 million, when the flat fee would be triggered, or (b) fall below a threshold of approximately $636 million, which would trigger the application of the tiered fee schedule.
The credit is determined by prorating the difference between the tiered fee schedule and the flat 0.50% fee schedule over the difference between $750 million and the current portfolio size for billing purposes. The credit would approach $625,000 annually when the Health Sciences
Funds assets were close
to $750 million and fall to zero at approximately
$636 million.
The annualized transitional adjustment is determined as follows, and the appropriate portion thereof (based upon the number of days in the month) will be applied as an adjustment to fees assessed:


Current Portfolio Size for Billing Purposes
$636,363,636  	x  $625,000
       $113,636,364


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P:\VC I\Agreements\Sub-Advisory Agreements\T. Rowe
Price\! Amendment No. 4 to Investment Sub-Advisory
Agreement (T. Rowe
Price) conformed.doc